New York Mortgage Trust Announces
David R. Bock’s Retirement from the Board of Directors

NEW YORK, NY – March 31, 2009 - New York Mortgage Trust, Inc. (the "Company") (NASDAQ: NYMT) announced today that David R. Bock, a member of the Company’s Board of Directors and Nominating and Corporate Governance Committee and the Chairman of the Audit Committee, has elected to not stand for reelection at the Company’s Annual Meeting of Stockholders in June 2009 and will retire from the Board of Directors at the end of his term in June 2009.  Mr. Bock, 65, has served as a director of the Company since the Company’s initial public offering in June 2004 and Chairman of the Audit Committee since January 2008.

Commenting on today’s announcement, Steven R. Mumma, the Company’s Chief Executive Officer, President and Chief Financial Officer and a member of the Board of Directors, stated, “David’s contributions to the Company and the Board during the past five years have been both numerous and significant.  His experience, knowledge, and leadership have been instrumental in helping guide this Company through challenging operating conditions and a restructuring of our business model. We are deeply grateful for David’s exemplary service to the Company and wish him every success in his future endeavors.”

Mr. Bock added, “The last three years have been exceptionally challenging for residential real estate finance companies.  New York Mortgage Trust has weathered the storm thanks to the talent and perseverance of its management team and its strategic relationship with JMP Group.  It has been an honor to serve on the board for the past five years.  I fully support the Company’s new business model and look forward to its future success.”

The Board of Directors expects to fill the Board and Audit Committee vacancies created by Mr. Bock’s retirement during 2009.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) that invests primarily in real estate-related assets, including mortgage-backed securities ("MBS") issued by Fannie Mae or Freddie Mac (each an "Agency") and high credit quality residential adjustable rate mortgage ("ARM") loans, and to a lesser extent, in certain alternative real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Chief Executive Officer, President and	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3766
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.